Exhibit 10.2

CONSULTING EMPLOYEE AGREEMENT

THIS CONSULTING EMPLOYEE AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2010 by and between Craig E. Paylor (“Consulting Employee”), and Oshkosh Corporation, a Wisconsin corporation, together with its successors, assigns and Affiliates (the “Company”) (the Company, together with Consulting Employee, referred to as the “Parties”), as follows:

1.                                       Consulting Employee Services.  Commencing on May 1, 2011 and for the Term of Consulting Employee’s engagement under this Agreement, Consulting Employee agrees to perform such duties and services for or on behalf of the Company or any of its affiliates as may be reasonably requested of him by the Chairman and Chief Executive Officer and President and Chief Operating Officer of the Company, relating to the Company and its affiliates (the “Services”).  Consulting Employee shall devote his best efforts and such time as is necessary to accomplish the Services requested of him under this Agreement, provided, however, that Consulting Employee shall not render services for more than a total of thirty (30) business days during the Term of this engagement.

2.                                       Term.  The Term of Consulting Employee’s engagement under this Agreement shall commence as of May 1, 2011, and terminate on April 30, 2013.  The term may be renewed or extended only by the written agreement of the Company and Consulting Employee.

3.                                       Compensation.  In exchange for Consulting Employee providing Services to the Company and/or its affiliates during the Term, and absent any material breach of this Agreement by Consulting Employee, the Company agrees to pay Consulting Employee fees based on the following schedule:

A.                                   For the period of May 1, 2011 through April 30, 2012, at an annual rate of $300,000.00 (Three Hundred Thousand and No/100 Dollars), less applicable local, state and federal tax withholding.  Payment of said consulting fees shall be in accordance with the customary accounts pay practices of the Company.

B.                                     For the period of May 1, 2012 through April 30, 2013, at an annual rate of $225,000.00 (Two Hundred Twenty-Five Thousand and No/100 Dollars), less applicable local, state and federal tax withholding.   Payment of said consulting fees shall be in accordance with the customary accounts pay practices of the Company.

C.                                     The Company shall promptly reimburse  reasonable, documented travel and other out-of-pocket expenses incurred by Consulting Employee in the performance of the Services.

4.                                       Relationship.  Both the Company and Consulting Employee acknowledge and agree that Consulting Employee’s engagement and performance of services for the Company shall be performed in a manner consistent with generally-recognized facilities and methods of performance utilized by independent contractors, including, without limitation, providing his/her own place of work, office equipment, and any other tools or facilities required to perform the duties of Consulting Employee.  Consulting Employee, therefore, shall not have access to, or use of, Company office facilities, computer systems, communications systems (including, without limitation, email, mobile phone, facsimile and other such systems) and other such facilities and tools.  Employee further acknowledges and agrees that, as a result of providing the Services, he has no right or entitlement to, and shall make no claim for coverage, awards, service credit(s) or other credit(s), or benefits which the Company makes available to any of its regular employees (e.g., non-Consulting employees), under:

A.                                   Any medical, dental, vision or other health care benefit under any plan offered by the Company to its employees;

B.                                     Any type or form of flexible spending account used for any purpose;

C.                                     Any qualified or non-qualified retirement or pension plan(s); or

D.                                    Any bonus plan, deferred compensation plan, severance plan, employee stock ownership plan, vacation policy, sick leave policy, travel insurance policy, death benefit plan or policy, workers compensation benefit plan or policy, life insurance plan or policy, employee assistance program, motor vehicle insurance plan or policy, general liability insurance policy, coverage or plan, or any other fringe benefits, rights, insurance, incentives, or benefit policy or plan applicable to regular common law employees (e.g., non-Consulting Employees) of the Company.

Notwithstanding subsections A through D of this Section, Consulting Employee shall continue to remain eligible for and receive any benefits to which he is entitled as a result of his previous service as regular employee of the Company and his retirement from the Company, as provided by the applicable Plan Documents.

5.                                       Authority.  Consulting Employee  shall not have any right or authority to bind the Company or any of its affiliates in any manner, nor assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company or any of its affiliates, and Consulting Employee shall not make any contrary representation to any third party.

6.                                       Restrictive Covenants; Confidentiality.  Consulting Employee agrees to abide by the Restrictive Covenants and Confidentiality provisions set forth in the Confidentiality and Loyalty Agreement between the parties, dated June 30, 2010 which is incorporated herein by reference.  To the extent that the restrictive covenants contained in the Confidentiality and Loyalty Agreement have expired as of the date of this Agreement or will expire during the Term of this Agreement, the parties agree that such restrictive covenants shall be binding on Consulting Employee until the expiration of the Term of this Agreement or any subsequent extensions of this Agreement.

7.                                       Return of Property; Cooperation in Third-Party Disputes.    Consulting Employee shall deliver to the Company all originals and copies of any Company writings, data, software, or equipment, if any, that may be in his possession, by request of  the Company, at any time.  During the Term, Consulting Employee shall cooperate with the Company, its affiliates and each of their respective attorneys or other legal representatives in connection with any claim, litigation, or legal proceeding which is now pending or may hereafter be brought against the Company and/or any of its affiliates, by any third party.  The Company shall promptly reimburse

Consulting Employee for Consulting Employee’s reasonable, documented travel and other out-of-pocket expenses that Consulting Employee may incur in performing these obligations.

8.                                       Notice.  Any and all notice given hereunder shall be in writing and shall be deemed to have been duly given when deposited, postage paid, with a generally recognized overnight delivery service or the U.S. Postal Service.   In each case notice will be sent :

If to the Company:	If to Consulting Employee:

Oshkosh Corporation	Mr. Craig E. Paylor
ATTN: General Counsel
2307 Oregon Street
Oshkosh, WI 54902

Any Party may change its address for notice purposes by duly giving notice to the other Party pursuant to this Section 8.

9.                                       Entire Agreement; Amendment.  This Agreement, and any other agreement specifically incorporated by reference herein, represents the entire agreement and understanding between the Parties regarding their consulting relationship, and this Agreement supersedes any representations, negotiations, discussions or prior agreements between the parties regarding the subject matter of this Agreement.  Any amendment of this Agreement must be in writing signed by Consulting Employee and an authorized representative of the Company.

10.                                 Governing Law; Waiver; Assignment.  This Agreement shall be governed and construed under the laws of the State of Wisconsin, without regard to its conflict of laws rules.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  Consulting Employee may not assign any of his obligations or duties under this Agreement.

11.                                 Survival; Severability.  The rights and obligations contained in this Agreement shall survive the expiration or termination of this Agreement or of Consulting Employee’s consulting relationship with the Company. The Parties understand and agree that if any provision of this Agreement is adjudicated to be invalid or unenforceable, a court of competent jurisdiction may reform such provision(s), and the remainder of this Agreement shall remain fully enforceable.

IN WITNESS WHEREOF, this Agreement is entered into by the Parties hereto effective as of the date first indicated above.

OSHKOSH COPORATION		CRAIG E. PAYLOR

By:	/s/ Charles L. Szews	/s/ Craig E. Paylor

Its: President and Chief Operating Officer

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